Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom Citigate Sard Verbinnen 212/687-8080

LADENBURG THALMANN STRENGTHENS MANAGEMENT TEAM WITH
APPOINTMENT OF SENIOR EXECUTIVES

Experienced Securities Industry Executives Bruce Mendelsohn, Keith Mullins,
Mark Coe and Michael Kramer To Help Lead Company’s Growth

NEW YORK, June 10, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), a provider of retail and institutional securities brokerage, investment banking and asset management services, announced today the appointments of four experienced securities industry executives to senior corporate positions to help direct the Company’s continuing transformation initiatives. Bruce S. Mendelsohn, formerly head of the Corporate Finance and Securities Group at Akin Gump Strauss Hauer & Feld, was named Senior Executive Vice President. L. Keith Mullins, formerly head of the European Investment Bank Technology Group at Shroeder Solomon Smith Barney; Mark D. Coe, founder and President of Coe Capital Management; and, Michael J. Kramer, a senior portfolio manager and business entrepreneur, were named as Managing Directors.

     Mark Klein, recently appointed Chief Executive Officer of Ladenburg, said, “As we continue to re-establish Ladenburg Thalmann as a preeminent investment firm, we are very excited to have a team of proven and successful executives such as Bruce, Keith, Mark and Michael join our Company as both senior management and significant shareholders. Additionally, we are fortunate to have Mark and Michael’s asset management teams joining as well. They will be instrumental in our ongoing efforts to build a world-class firm.”

     Bruce S. Mendelsohn has been named Senior Executive Vice President of Ladenburg Thalmann Financial Services, effective July 1, 2005. Prior to joining Ladenburg Thalmann, Mr. Mendelsohn served as the head of the Corporate Finance and Securities Group, as well as a member of the firm management committee at Akin Gump Strauss Hauer & Feld LLP. In his 22 years with Akin Gump, Mr. Mendelsohn had extensive experience in public and private offerings of both debt and equity securities, mergers and acquisitions, and represented corporations and individuals in inquiries and investigations with regulatory bodies and exchanges. Prior to joining Akin Gump in 1983, Mr. Mendelsohn spent six years with the Securities and Exchange Commission. He held various positions with the Commission, including Counsel to a Commissioner and Chief of the Office of Regulatory Policy in the Division of Investment Management.

     L. Keith Mullins has been named Managing Director and Executive Vice President of Ladenburg Thalmann & Co., effective June 1, 2005. Mr. Mullins, with over 20 years of experience in the investment business prior to joining Ladenburg Thalmann, headed the European Investment Bank Technology Group at Shroeder Solomon Smith Barney. Prior to joining the investment bank, Mr. Mullins directed the Emerging Growth Stock Group at Salomon Smith Barney in New York. Prior to Salomon Smith Barney, Mr. Mullins held a similar position at Morgan Stanley & Co., Inc. He was voted to the Institutional Investor All-America Research Team from 1988-2000 first or second team. Mr. Mullins is also the founder of Greenwoods Capital, a fund which focuses on investing in and advising small- and mid-cap companies.

     Mark D. Coe has been named Managing Director and Chief Investment Officer of Ladenburg Thalmann & Co., effective July 1, 2005. Mr. Coe will continue to head investment research and advisory services as President of Coe Capital Management, LLC, an investment advisory firm, which he founded in 1999. Prior to forming Coe Capital, Mr. Coe spent six years as Senior Portfolio Manager at Paine Webber and seven years as Portfolio Manager at Gofen and Glossberg, Inc. Mr. Coe holds his Master of Management degree from J.L. Kellogg Graduate School of Business as well as a Bachelor of Science in Accountancy from the University of Illinois where he graduated “Bronze Tablet,” the highest honor afforded its graduates. Mr. Coe holds Chartered Financial Analyst, Charter Investment Counselor and Certified Public Accountant designations.

     Michael J. Kramer has been named Managing Director of the Asset Management Department of Ladenburg Thalmann & Co. Inc., effective June 1, 2005. Dr. Kramer has been employed at NBGI Securities Inc., an affiliate of the National Bank of Greece, a leading financial institution in Greece, since 2003. Prior to joining NBGI, Dr. Kramer was the portfolio manager for Stonewall Capital LLC. Prior to entering into the investment business, Dr. Kramer was the founder and CEO of Gotham Practice Management, a physician management company. Gotham, which became the most profitable segment of its parent Health Partners, was sold in 1997. Prior to the formation of Gotham, Dr. Kramer was a practicing Cardiologist in Manhattan, serving on the faculty of Mt. Sinai School of Medicine.

     In connection with their employment, each have agreed to purchase shares of the Company’s common stock: Mr. Mendelsohn will purchase 225,000 shares at $0.45 per share (an aggregate purchase price of $101,250); Mr. Mullins will purchase 2,222,222 shares at $0.45 per share (an aggregate purchase price of $1,000,000); Mr. Coe will purchase 2,222,222 shares of the Company’s common stock at $0.45 per share (an aggregate purchase price of $1,000,000) and has committed to purchase an additional 775,000 shares of the Company’s common stock at $0.645 per share, solely through the use of compensation to be earned by him; and Dr. Kramer will purchase 450,000 shares at $0.45 per share (an aggregate purchase price of $202,500).

     Additionally, the Company granted options to these individuals to purchase an aggregate of 7,200,000 shares of the Company’s common stock at $0.645 per share. The options, which expire ten years from the date of grant, generally vest in four equal annual installments commencing on the first anniversary of the date of grant.

About Ladenburg Thalmann

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Palo Alto, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

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